25 August 2022

Re: Acquisition of 25% of Equity in, and Call Option Agreement with:

ALTEROLA BIOTECH INC.

Mr. Terry Rafih Chairman

BRIGHT GREEN CORPORATION (BGXX),

401 E Las Olas Blvd #1400,

Fort Lauderdale, Florida 33301, USA.

Dear Mr. Rafih,

The purpose of this letter (the “Letter of Intent” or “LOI”) is to set forth: (A) the binding agreement of both parties regarding Bright Green Corporation’s acquisition of 25% of Alterola Biotech Inc., a Nevada Company traded on OTC Markets under the symbol “ABTI,” in exchange for a consideration of cash and consideration to be paid; and (B) the non-binding understanding of both parties regarding Alterola Biotech Inc.’s intent to irrevocably grant to Bright Green Corporation the right to purchase the remaining shares of Alterola Biotech Inc., on terms and conditions as set out in this Letter of Intent.

The Parties:

(1)	ALTEROLA BIOTECH INC., a company organized under the laws of Nevada, having offices at 47 Hamilton Square, Birkenhead, Merseyside, CH41 5AR, United

Kingdom (the “Seller”, “Alterola” or “ABTI”);

And

(2)	BRIGHT GREEN CORPORATION, a US corporation, with its registered office at 401 E Las Olas Blvd #1400, Fort Lauderdale, Florida 33301, USA (the “Buyer”,

“Bright Green”, or “BGXX”).

1.	The Terms

a)       Subject to the binding terms of this LOI, the parties hereby agree that Buyer shall purchase 25% of the issued Common Shares of ABTI (“25% Share Purchase”) for a total considered value of four-million dollars ($4,000,000) (the “Purchase Price”).

b)       The obligations of Buyer at the signing of this LOI are subject to the fulfilment of the following conditions, which may be waived in whole or in part by BGXX in writing:

(i)    BGXX shall have obtained and completed sufficient and satisfactory financing of the Purchase Price;

(ii)    Alterola shall submit to, and facilitate, a due diligence review performed by BGXX counsel; and

(iii)    Terry Rafih, or his designee, shall be appointed to Alterola’s board of directors.

c)       Both parties will work in good faith to close the 25% Share Purchase transaction, arising from the binding terms of this LOI, within fourteen to twenty (14-20) days from the signing of this LOI (the “LOI Closing”). Regardless, the LOI Closing will not exceed 1 month from the signing of this LOI in case of being subject to any delays from regulatory authorities which are out of Bright Green’s or Alterola’s control.

d)      Additionally, both Bright Green and Alterola will work in good faith and in a reasonable time-frame to reach a binding agreement to be executed in a final set of definitive documents (“Definitive Agreement”) governing the following transaction:

(i)    a grant to the Buyer of the right to purchase the remaining issued Common Shares of ABTI (the “Call Option”) for an amount equal to $0.06 per share (the “Call Price”).

e)       Both parties will work in good faith to execute the Definitive Agreement and close the contemplated transaction within 3 months of such execution (the “Definitive Agreement Closing”). Regardless, the Definitive Agreement Closing will not exceed 6 months from the execution of this LOI subject to any delays from regulatory authorities which are out of Bright Green’s or Alterola’s control.

f)        The Definitive Agreement Closing is conditioned on the agreement of Tim Rogers (Alterola Chairman of the Board), Seamus McAuley (CEO), Dominic Schiller (CIPO), Colin Stott (COO), Hunter Land (VP Translational Research), Guy Webber (Pre-clinical Development Director) and Shridar Prasad (Research and Development Director) (the “ABTI Key Personnel”):

(i)    to continue their employment at Alterola for at least 3 years, a time period to be measured from the date of the Definitive Agreement Closing; and

(ii)    that the ABTI Key Personnel’s shares of BGXX will be locked up for at least 3 years, a time period to be measured from the date of the Definitive Agreement Closing.

g)       The positions at BGXX for ABTI Key Personnel will be agreed ahead of the Definitive Agreement Closing and will become immediately available with roles to commence upon the Definitive Agreement Closing.

h)       As a condition to entering the Definitive Agreement, both parties will negotiate in good faith to determine the most suitable collaboration approaches for ABTI to acquire cannabis and cannabis extracts, derivatives, products and research services from BGXX, including a Joint Venture Agreement, a Research and Development Collaboration Agreement, a First Right of Refusal Supply Agreement, or any other form of mutually

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advantageous agreement which will enable deeper and more formal collaboration that shall inure to the benefit of both parties.

i)        Both parties shall make representations, warranties, and indemnities as are customary for transactions of these types; and include a warranty that there are no liabilities in Alterola other than as disclosed in its audited financial statements and quarterly filings with the SEC, and that Bright Green warrants that there are funds, promissory notes or agreements in place for the share purchases in Alterola and, furthermore, that there is an authorised escrow account and process for the delivery of shares against the consideration.

j)        On the terms of this LOI, the Seller shall sell and the Buyer shall buy, with effect from completion, the Shares with full title guarantee, free from any encumbrance and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of the LOI Closing or Definitive Agreement Closing, respectively.

2.	Consideration

Bright Green shall acquire 25% of Alterola for four-million dollars ($4,000,000) in cash. Additionally, Bright Green may, at its sole discretion, exercise the Call Option for the purchase of Alterola’s remaining issued Common Shares at an amount equal to the Call Price. Details on the timing and mechanism of these payments and the Call Option are as follows:

a)       Four-million dollars ($4,000,000) in cash to be paid to Alterola within 14-20 but not exceeding 30 days of signing this LOI provided that BGXX is satisfied with the results of the due diligence review performed on Alterola by BGXX counsel.

i)	The cash component will be divided equally by Alterola amongst relevant shareholders and the following companies, namely:

OPES MEDICAL HOLDINGS LIMITED PHYOTHERAPEUTICS HOLDINGS LIMITED EQUIPPED4 HOLDINGS LIMITED

TPR GLOBAL LIMITED

c)       If the Buyer elects, in its sole discretion, to exercise the Call Option, it shall provide the Seller notice in writing of such election (a “Call Notice”).

d)	Within ten (10) business days after receiving the Call Notice:

(i)    the Seller shall transfer the remaining issued Common Shares of ABTI to Buyer and issue any applicable certificates evidencing the Shares in the name of the Buyer; and

(ii)    the Buyer shall pay the Call Price to Seller as follows: six-million dollars ($6,000,000) in cash with the remainder to be paid in BGXX stock to Alterola shareholders.

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3.	Definitive Agreement.The Definitive Agreement will contain such terms and conditions as the parties shall agree, including:

a)          Definitive Agreement. The parties shall, as indicated above, memorialize the understanding and intentions set forth herein in the Definitive Agreement.

b)         No Material Adverse Information. The investigation by each party of the other party shall reveal, in the investigating party's sole judgment, no material adverse information with respect to the other party or its business, prospects, assets, or financial condition.

c)          Access. Each party shall provide to the other party access to such information as may reasonably be necessary for the other party to complete its due diligence.

d)         Consents and Approvals. Both Parties shall have received, to the extent required, board approval for the consummation of all transactions contemplated herein and in the Definitive Agreement, all necessary consents and approvals of governmental bodies, regulatory authorities, and other third parties, including the approval of the transactions by each company’s board of directors.

e)          Brokers' Fees. The parties hereto acknowledge that any broker or other person or entity acting on behalf of Alterola is or will be entitled to any finders or brokers' fee as previously agreed or any other similar commission directly or indirectly in relation to the transactions contemplated hereunder. Accordingly, Alterola is solely responsible for the payment of any such fees.

f)           Legally Binding Provisions. The parties recognize that, in completing the 25% Share Purchase and Call Option, documents and information relating to their respective affairs must be made available to the other party and that certain matters must be agreed to in a fashion binding upon the parties to facilitate such availability and the resulting due diligence. Accordingly, the parties hereto, intend to be legally bound under this provision in addition to the provisions in subsections 1(a), 1(b), 1(c), 2(a), 3(g) (No-Shop), 3(i) (Confidentiality), 3(j) (Non-Circumvention), 3(k) (Binding Consent) and 3(l) (Public Announcements).

g)          No-Shop. Both Parties contemplate the expenditure of substantial time and money in connection with the 25% Share Purchase and the preparation and negotiation of the Definitive Agreement, including the due diligence required thereby. Accordingly, upon execution of this Letter of Intent and for a period of 90 days from the date thereof (the “No- Shop Period”), Alterola shall not, directly or indirectly, through any representative or otherwise solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider the proposal of any other person relating to the acquisition of the stock of either party or business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination without the written consent of the other party, provided that this No-Shop restriction shall not prevent Alterola from entering into an equity investment transaction for the purpose of financing its activities. The parties further represent and warrant that there are no existing letters of intent, or other agreements to which either party are bound with respect to the Definitive Agreement or that conflict with any of the foregoing transactions.

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h)         Governing Law. This Letter of Intent shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to its rule or principles governing conflicts of laws that would compel the application of the substantive law of any other jurisdiction.

i)           Confidentiality. The matters contemplated in this Letter of Intent and any information of a confidential nature relating to the Bright Green or ABTI disclosed in connection with the proposed Definitive Agreement are to be treated as strictly confidential and should not be disclosed to any person (except to the parties’ respective executive managers, board of directors and outside advisors and consultants who need to know and have an obligation to maintain this information in confidence).

j)           Non-Circumvention. ABTI hereby agrees that from the effective date of this Letter of Intent that it shall not negotiate, enter into or attempt to negotiate or enter into any agreement, covenant or understanding, written or oral, directly or indirectly, that could in any manner be construed to be inconsistent with this Letter of Intent or could undermine any of the rights or interests of the other party in, under or in respect of this Letter of Intent and agrees not to interfere with, circumvent, frustrate or otherwise impede in any manner the realization by the other party of any of the objectives it seeks or benefits derived, or to be derived, from any of the foregoing. ABTI further agrees that, for a period of two years from the effective date of this Letter of Intent, that it shall not, directly or indirectly through an affiliate, solicit, discuss, pursue, or enter into any transaction or agreement with any person (including any firm, partnership, or other entity) directly or indirectly introduced to it by BGXX without in each case the prior written consent of BGXX, which consent may be given or withheld in its discretion and may be conditioned on payment of a transaction fee.

k)         Binding Consent. While it is understood that this Letter of Intent, except for this subsection and subsections 1(a), 1(b), 1(c), 2(a), 3(f) (Legally Binding Provisions), 3(g) (No-Shop), 3(i) (Confidentiality), 3(j) (Non-Circumvention) and 3(l) (Public Announcements) does not constitute a binding agreement between the parties, it does set forth the understanding in principle and the present intention of the parties to enter into the Definitive Agreement providing for the above understandings upon the terms and conditions mutually acceptable to both Parties.

l)           Public Announcements. No public announcements relating to this LOI are to be made by either party without the prior approval of the wording and the consent of the other party unless required to do so by law and any public announcement shall require mutually agreed disclosure as to the medical science statement and commercial terms of the proposed agreement.

m)	Termination: This Letter of Intent may be terminated:

i.	By mutual written consent of both parties.
ii.	Upon written notice by either party that due diligence is not satisfactory; or
iii.	Upon written notice by any party to the other party if the Definitive Agreement has not been executed prior to the expiration of the No-Shop Period; provided, however, that the termination of the binding provisions shall not affect the liability of any party of breach of any of the binding provisions prior to the termination. Upon termination, the parties shall have no further obligations hereunder, except under subsection 3(i) (Confidentiality) and 3(j) (Non- Circumvention).

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Accepted and Agreed to:

BRIGHT GREEN CORPORATION

/s/ Terry Rafih

Name: Terry Rafih,

Chairman

Accepted and Agreed to:

ALTEROLA BIOTECH INC.

/s/ Seamus McAuley

Name: Seamus McAuley,

Chief Executive Officer

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